                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                                (AMENDMENT NO. 2)

                             NACCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   629579 10 3
             -------------------------------------------------------
                                 (CUSIP NUMBER)

                              ALFRED M. RANKIN, JR.
                             5875 LANDERBROOK DRIVE
                        MAYFIELD HEIGHTS, OHIO 44124-4017
                                 (216) 449-9600
--------------------------------------------------------------------------------
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                                  APRIL 9, 1998
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1 (B)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

                  NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


--------------
         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page   2   of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     John C. Butler, Jr.
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                  [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             2,722
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   -0-
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            2,722
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                           738,295
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     741,017
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.4 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page   3   of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Matthew M. Rankin
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                  [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             -0-
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   10,674
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                             -0-
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                            748,969
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     748,969
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.5 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page   4  of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     James T. Rankin
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                  [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             9,474
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   -0-
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            9,474
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                           738,295
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     747,769
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.5 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page  5  of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Alison A. Rankin
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                  [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            2,400
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   -0-
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            2,400
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                           738,295
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     740,695
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     11.4 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page   6   of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Thomas T. Rankin
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                  [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             85,371
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   761,343
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                             85,371
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                             761,343
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     846,714
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     13.0 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page   7  of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Claiborne R. Rankin
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                  [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                            112,168
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                  746,011
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                            112,168
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                            746,011
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     858,179
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     13.2 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------                      ----------------------------------------------------
CUSIP No.  629579 10 3                               13D                                 Page   8  of   12   Pages
----------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Roger F. Rankin
----------------------------------------------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [X]
----------------------------------------------------------------------------------------------------------------------
     3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*

                     00 - See Item 3
----------------------------------------------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                                 [ ]
            ITEMS 2(D) OR 2(E)

----------------------------------------------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------------------------------------------------------------------------------------------------------------------
                                   7    SOLE VOTING POWER

                                             116,237
                                   -----------------------------------------------------------------------------------
               NUMBER OF           8    SHARED VOTING POWER
                 SHARES
              BENEFICIALLY                   741,338
                OWNED BY           -----------------------------------------------------------------------------------
             EACH REPORTING        9    SOLE DISPOSITIVE POWER
              PERSON WITH
                                             116,237
                                   -----------------------------------------------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

                                             741,338
----------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     857,575
----------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                 [ ]


----------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                     13.2 %
----------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                   ---------------------------------
CUSIP NO. 629579 10 3                                     Page 9 of 12 Pages
----------------------------                   ---------------------------------


         This Amendment No. 2 to Schedule 13D (this "Amendment") is hereby filed to update and supplement certain information with respect to beneficial ownership of shares of Class A Common Stock (the "Class A Common") of NACCO Industries, Inc. (the "Company") that appeared in the Schedule 13D filed by the Reporting Persons on February 18, 1998, as amended on March 30, 1998 (the "Original Filing"). This Amendment reflects certain gifts of Partnership Interests in Rankin Associates II, L.P. (the "Partnership") made by Mrs. Clara L.T. Rankin (one of the Reporting Persons under the Original Filing) effective April 9, 1998 to certain descendants of Mrs. Rankin, either in their individual capacities or in their capacities as trustees or custodians for other of Mrs. Rankin's descendants ("Donees"). Certain of the Donees are Reporting Persons under the Original Filing. This Amendment is filed in order to provide information with respect to Donees who are not Reporting Persons under the Original Filing ("New Reporting Persons") and to disclose each New Reporting Person's beneficial ownership of all 738,295 shares of Class A Common held by the Partnership, as well as other shares of Class A Common beneficially owned by such persons. The New Reporting Persons have become Partners under the Partnership Agreement effective as of April 9, 1998 and, as of April 9, 1998, all references to Reporting Persons, Reporting Individuals and Partners in the Original Filing and this Amendment shall include the New Reporting Persons. In addition, this Amendment is filed to disclose sole voting and dispositive power of certain shares beneficially owned by Messrs. Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin (each, a Reporting Person under the Original Filing) held in revocable trusts for their respective benefits with respect to which each such Reporting Person has reserved sole voting and dispositive power. This Amendment discloses only changes in information from the Original Filing. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Original Filing.

ITEM 2. IDENTITY AND BACKGROUND
        -----------------------

         (a)-(c) Following the entry for Bruce T. Rankin in the Original Filing, insert the following information with respect to the New Reporting Persons:

                  JOHN C. BUTLER, JR. is employed by the Company as its Vice President-Corporate Development and Treasurer and his business address is 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017.

                  MATTHEW M. RANKIN. Mr. Rankin's business address is 2207 Spring Garden Street, Apt. 3-C, Greensboro, N.C. 27403. He is a student.

                  JAMES T. RANKIN. Mr. Rankin's business address is c/o Thomas
T. Rankin, 214 Banbury Road, Richmond, VA 23221. He is a student.

                  ALISON A. RANKIN. Mrs. Rankin's business address is 1449 Carpenter Road, Gates Mills, OH 44040. She is not employed.

                                  SCHEDULE 13D

----------------------------                   ---------------------------------
CUSIP NO. 629579 10 3                                     Page 10 of 12 Pages
----------------------------                   ---------------------------------


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
        ------------------------------------

         (a)-(b) Following the entry for Bruce T. Rankin in the Original Filing, insert the following information with respect to the New Reporting Persons:

                  JOHN C. BUTLER, JR. Mr. Butler (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common and (b) has sole power to vote and dispose of 2,722 shares of Class A Common. Collectively, the 741,017 shares of Class A Common beneficially owned by Mr. Butler constitute approximately 11.4% of the Class A Common outstanding as of April 9, 1998.

                  MATTHEW M. RANKIN. Mr. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common and (b) shares as Co-Trustee with his father of a trust for his benefit the power to vote and dispose of 10,674 shares of Class A Common. Collectively, the 748,969 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.5% of the Class A Common outstanding as of April 9, 1998.

                  JAMES T. RANKIN. Mr. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common and (b) has sole power to vote and dispose of 9,474 shares of Class A Common. Collectively, the 747,769 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.5% of the Class A Common outstanding as of April 9, 1998.

                  ALISON A. RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common and (b) has sole power to vote and dispose of 2,400 shares of Class A Common. Collectively, the 740,695 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 11.4% of the Class A Common outstanding as of April 9, 1998.

                  In addition, the seventh paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Original Filing reporting the beneficial ownership of Class A Common by Thomas T. Rankin is hereby deleted and replaced in its entirety as follows:

                  THOMAS T. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 85,371 shares of Class A Common under the Agreement, dated December 29, 1967, creating a revocable trust for the benefit of Mr. Rankin; (b) shares as Co-Trustee with his majority age son of a trust for the benefit of such son the power to vote and to dispose of 10,674 shares of Class A Common; (c) is deemed to share the power to vote and to dispose of 2,900 shares of Class A Common held by a son, and 9,474 shares of Class A Common held by another son, both of whom reside with Mr. Rankin; and (d) shares with RMI and the other

                                  SCHEDULE 13D

----------------------------                   ---------------------------------
CUSIP NO. 629579 10 3                                     Page 11 of 12 Pages
----------------------------                   ---------------------------------


Reporting Individuals the power to vote and dispose of 738,295 shares of Class A Common. Collectively, the 846,714 shares of Class A common beneficially owned by Mr. Rankin constitute approximately 13.0% of the Class A Common outstanding as of April 9, 1998.

                  In addition, the eighth paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Original Filing reporting the beneficial ownership of Class A Common by Claiborne R. Rankin is hereby deleted and replaced in its entirety as follows:

                  CLAIBORNE R. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 101,808 shares of Class A Common under the Agreement, dated June 22, 1971, creating a revocable trust for the benefit of Mr. Rankin; (b) has sole power to vote and dispose of 6,160 shares of Class A Common as custodian for his minor son; (c) has sole power to vote and dispose of 4,200 shares of Class A Common as custodian for his minor daughter; (c) is deemed to share the power to vote and to dispose of 7,716 shares of Class A Common held in a trust for the benefit of a daughter, who resides with Mr. Rankin; and (d) shares with RMI and the other Reporting Individuals the power to vote and dispose of 738,295 shares of Class A Common. Collectively, the 858,179 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 13.2% of the Class A Common outstanding as of April 9, 1998.

                  Lastly, the ninth paragraph under the heading "Item 5. Interest in Securities of the Issuer" in the Original Filing reporting the beneficial ownership of Class A Common by Roger F. Rankin is hereby deleted and replaced in its entirety as follows:

                  ROGER F. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 116,237 shares of Class A Common under the Agreement, dated September 11, 1973, creating a revocable trust for the benefit of Mr. Rankin;
(b) is deemed to share the power to vote and to dispose of 2,465 shares of Class A Common held by a daughter, and 578 shares of Class A Common held by another daughter, both of whom reside with Mr. Rankin; and (c) shares with RMI and the other Reporting Individuals the power to vote and dispose of 738,295 shares of Class A Common. Collectively, the 857,575 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 13.2% of the Class A Common outstanding as of April 9, 1998.

                                  SCHEDULE 13D

----------------------------                   ---------------------------------
CUSIP NO. 629579 10 3                                     Page 12 of 12 Pages
----------------------------                   ---------------------------------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: April __, 1998

                          Name: RANKIN ASSOCIATES II, L.P.

                          By:   Rankin Management, Inc.,
                                its Managing Partner

                                By:     /s/ Alfred M. Rankin, Jr.
                                        ----------------------------------------
                                        Alfred M. Rankin, Jr., President

                          Name: RANKIN MANAGEMENT, INC.

                                By:     /s/ Alfred M. Rankin, Jr.
                                        ----------------------------------------
                                        Alfred M. Rankin, Jr., President

                          REPORTING INDIVIDUALS

                          /s/ Alfred M. Rankin, Jr.
                          ------------------------------------------------------
                          Name:  ALFRED M. RANKIN, JR.

                          Name: RANKIN MANAGEMENT, INC.

                          By:      /s/ Alfred M. Rankin, Jr.
                                   ---------------------------------------------
                                   Alfred M. Rankin, Jr., President

                                   Attorney-in-Fact for Clara L. T. Rankin*
                                   Attorney-in-Fact for Thomas T. Rankin*
                                   Attorney-in-Fact for Claiborne R. Rankin*
                                   Attorney-in-Fact for Roger F. Rankin*
                                   Attorney-in-Fact for Bruce T. Rankin*
                                   Attorney-in-Fact for John C. Butler, Jr.*
                                   Attorney-in-Fact for Matthew M. Rankin*
                                   Attorney-in-Fact for James T. Rankin*
                                   Attorney-in-Fact for Alison A. Rankin*

---------------------------------
* The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in
         Exhibit 2 at page 16 and in Exhibit 4 at pages 25 through 26 of the Original Filing.